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                                                                      EXHIBIT 12
Computation of Ratio of Earnings to Fixed Charges

                                                                                          Three months ended     Six months ended
                                  Year ended December 31,                                      June 30,               June 30,
                                  -----------------------                                      --------               --------
                            1999            2000         2001       2002        2003       2003        2004       2003        2004
                            ----            ----         ----       ----        ----       ----        ----       ----        ----
Income (loss) from
  continuing operations
  before income taxes and
  cumulative effect of a
  change in accounting      $  27,510    $ (41,938)  $   (45,178) $  (7,392)  $  9,749  $  (754)   $ (1,926) $   (3,805)  $ (5,958)
Adjustments to income:
Add: interest charge           26,610       42,582        45,640     42,306     40,362    9,805       8,093      20,368     16,182
Earnings                       54,120          644           462     34,914     50,111    9,051       6,167      16,563     10,224

Interest charge             $  26,610    $  42,582   $    45,640  $  42,306   $ 40,362  $ 9,805    $  8,093  $   20,368   $ 16,182
Fixed charges                  26,610       42,582        45,640     42,306     40,362    9,805       8,093      20,368     16,182
Preferred stock dividends           -        9,662        13,393     15,267     17,769    4,281       7,580       8,423     14,902
Combined fixed charges
  and preferred stock
  dividends                 $  26,610    $  52,244   $    59,033  $  57,573   $ 58,131  $14,086    $ 15,673  $   28,791   $ 31,084

Ratio of earnings to
  fixed charges (1)             2.03x            -             -          -      1.24x        -           -           -          -
Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividends (2)                 2.03x            -             -          -          -        -           -           -          -


(1) Earnings did
    not cover fixed
    charges by:                          $  41,938   $    45,178  $   7,392             $   754    $  1,926  $    3,805    $ 5,958
(2) Earnings did not
    cover fixed
    charges and
    preferred
    dividends by:                        $  51,600   $    58,571  $  22,659   $  8,020  $ 5,035    $  9,506  $   12,228    $20,860


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